September 26, 2000

Reserve Private Equity Series
1250 Broadway
New York, New York 10001-3701

Ladies and Gentlemen:

I have acted as counsel to Reserve Private Equity Series, a Delaware business trust ("RPES"), in connection with the preparation and filing of its Registration Statement on Form N-1A (the "Registration Statement") covering shares of beneficial interest, no par value per share, of RPES, on behalf of the Reserve Blue Chip Growth Fund, Reserve Informed Investors Growth Fund, Reserve International Equity Fund, Reserve International Small-Cap Fund Reserve Large-Cap Growth Fund, Reserve Small-Cap Growth Fund and Reserve Strategic Growth Fund.

I have examined copies of the Declaration of Trust and By-Laws of RPES, the Registration Statement, and such other records, proceedings and documents, as I have deemed necessary for the purpose of this opinion. I have also examined such other documents, papers, statutes and authorities as I deemed necessary to form a basis for the opinion hereinafter expressed. In my examination of such material, I have assumed the genuineness of all signatures and the conformity to original documents of all copies.

Based upon the foregoing, I am of the opinion that the shares of beneficial interest, no par value per share, of RPES to be issued in accordance with the terms of the offering, as set forth in the Registration Statement, when so issued and paid for will constitute validly authorized and legally issued shares of beneficial interest, fully paid and non-assessable by RPES.

Very truly yours,

\s\ Mary Kathleen F. Gaza
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MaryKathleen F. Gaza
General Counsel
The Reserve Funds